Exhibit 23.03



                         CONSENT OF INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of United States Filter Corporation for the registration of 10,000,000 shares of its common stock and to the incorporation by reference herein of our report dated January 16, 1998, with respect to the financial statements of The Kinetics Group, Inc. included in the Current Report on Form 8-K/A dated February 6, 1998 of United States Filter Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Walnut Creek, California
November 17, 1998